Exhibit 99.1

AMERICAN REPROGRAPHICS COMPANY APPOINTS DILANTHA WIJESURIYA CHIEF OPERATING OFFICER

WALNUT CREEK, CA, March 4, 2011 — American Reprographics Company (NYSE: ARC), the nation’s leading provider of reprographics services and technology, today announced that Senior Vice President of National Operations, Dilantha “Dilo” Wijesuriya, has been appointed Chief Operating Officer of the Company. Mr. Wijesuriya previously ran the regional operations and led the Company’s international business development efforts. He will continue to report to K. “Suri” Suriyakumar, Chairman, President and CEO.

“Dilo’s leadership style generates both trust and accountability in the people who work for him. These qualities are critical to our success as we emerge from the recent downturn in our end markets,” said K. “Suri” Suriyakumar, Chairman, President and CEO of American Reprographics Company. “His drive for operational excellence inside the company is unparalleled, and his unique and intimate understanding of ARC will continue to add valuable strategic perspective to our future development.”

Mr. Wijesuriya will continue to oversee the operations of the company, relying on the support of newly appointed business unit executives announced on ARC’s recent fourth quarter and year-end earnings call. He will take on a larger role in the strategic development of ARC, especially with regard to developing international operations, and continue to spearhead the Company’s brand and operational consolidation.

“Our response to the economic downturn has created opportunities we have never had before at ARC,” said Mr. Wijesuriya. “I’m eager to address our market under a unified brand and operational structure, refine our new business units, and help our team discover the company’s new potential as the economy recovers.”

Mr. Wijesuriya, 49, began his career with ARC as a manager at the company’s Ford Graphics division in San Francisco in 1991. He subsequently became president of the division in 2001, and became an ARC regional operations head in 2004. In August 2008, Mr. Wijesuriya was named Senior Vice President-National Operations and an executive officer of ARC. Prior to his employment with American Reprographics Company, Mr. Wijesuriya was a divisional manager with Aitken-Spence from 1981-1990, a multi-national conglomerate headquartered in Colombo, Sri Lanka.

About American Reprographics Company (ARC)

American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. ARC provides its core services through its suite of reprographics technology products, a network of hundreds of locally-branded reprographics service centers across the U.S., Canada and the U.K, on-site at more than 5,000 customer locations, and through UDS, a joint-venture company headquartered in Beijing, China. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 120,000 active customers.

Contacts:

David Stickney	Joseph Villalta
VP of Corporate Communications	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7003
Email: davidstickney@e-arc.com	Email:jvillalta@theruthgroup.com